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                                                                     EXHIBIT 4.6

                                PROMISSORY NOTE

$500,000                                                            June 7, 2000

FOR VALUE RECEIVED, AMERICAN TELESOURCE INTERNATIONAL, INC., a Delaware corporation ("Maker") hereby promises to pay to the order of Alfonso Torres Roqueni , his successors, assigns or any subsequent holder of this Note (the "Lender") at his offices located at Blvd. M. Avila Camacho 184 16o. Piso, Col.
 ------
Lomas De San Isidro, C.P. 11620, Mexico , D.F. or at such other place as may be designated in writing by Lender, in lawful money of the United States of America in immediately available funds FIVE HUNDRED THOUSAND DOLLARS AND NO 00/100'S ($500,000.00) plus interest thereon at 6.62375 % (the "Interest Rate").

Reference is made to that Agreement dated as of June 7, 2000 between and among Maker, Lender, Grupo Intelcom de Mexico, S.A. de C.V., and Telemarketing de Mexico, S.A. de C.V. (the "Agreement"). Any term not otherwise defined in this Note shall have the meaning given it in the Agreement.

Principal and accrued interest shall be payable on demand at any time five Business Days following the Second Release, or the Simultaneous Release if the case may be. Demand shall be made by written notice accompanied by the original of this Note to Maker at its offices at 6000 Northwest Parkway, Suite 110, San Antonio, Texas 78249. Maker may prepay this Note in part or in full at any time without any fee or penalty.

Lender acknowledges that if a Termination of Escrow occurs pursuant to the Agreement, this Note will be returned to Maker, and Maker shall have no obligation to pay any sum remaining unpaid at that time. Maker's payment of $100,000 upon a First Release pursuant to the Agreement will reduce the then outstanding principal balance of this Note.

Interest shall accrue daily based on a 365 day year.

If Maker shall fail to pay within one (1) Business Day after demand any amount payable under this Note, Maker shall pay to Lender additional interest on the unpaid amount at the rate of eighteen (18%) percent (18%) per annum from the due date until such overdue principal amount, interest or other unpaid amount is paid in full ((both before and after judgment) whether or not any notice of default has been delivered under the Agreement.

All amounts received for payment under this Note shall be applied first to unpaid expenses due Lender under this Note, then to accrued but unpaid interest, then to principal.

Notwithstanding any provision of this Note or the Agreement to the contrary, it is the intent of the Lender and the Maker that the Lender shall never be entitled to receive, collect, reserve or apply, as interest, any amount in excess of the maximum rate of interest permitted to be charged by applicable law, as amended or enacted, from time to time. In the event Lender ever receives,
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collects, reserves or applies, as interest, any such excess, such amount which would be excessive interest shall be deemed a partial prepayment of principal and treated as such or, if the principal indebtedness and all other amounts due are paid in full, any remaining excess funds shall immediately be paid to the Maker and the Lender shall not be subject to any penalties provided by any laws for contracting for, charging, reserving or receiving interest in excess of the maximum lawful rate. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the highest lawful rate, the Maker and the Lender shall, to the maximum extent permitted under applicable law amortize, prorate, allocate, and spread, in equal parts, the total amount of interest throughout the entire term of the indebtedness.

Maker hereby expressly waives demand, presentment, notice, protest, all legal diligence in enforcing collection, and all other claims and defenses based on any and all delays, extensions, renewals or other modifications of this Note or any waivers of any term hereof or any failure to act on the part of Lender, and hereby agrees that no such action, failure to act or failure to exercise any right or remedy by Lender shall in any way affect or impair Maker's obligations.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF MAKER AND LENDER SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF DELAWARE, U.S.A. The parties agree that any action to enforce this Note may be brought only in a state or federal court in Delaware, U.S.A., and Maker and Lender waive any objection to the venue of any such suit. The parties irrevocably consent to the service of process of any such courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, return receipt requested, to such Maker at the address set forth in the Agreement or to such other address as such Maker may have furnished to Lender in writing, and agrees that such service shall become effective ten (10) days after such mailing. However, nothing herein shall affect the right of Lender or any Maker to serve process in any other manner permitted by law.

In the event this Note is placed in the hands of one or more attorneys for collection, Maker agrees to pay all reasonable attorneys' fees and all court and other out-of-pocket costs incurred by Lender, which shall be due on demand and shall bear interest at the rate then payable hereunder from five (5) days after such demand is made until paid.

If any provision of this Note should for any reason be invalid or unenforceable, the remaining provisions hereof shall remain in full force and effect.

     This Note may not be changed, extended or terminated except in writing. No waiver of any term or provision hereof shall be valid unless in writing signed by Lender.
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         Executed as of the date first written above.

                                        AMERICAN TELESOURCE INTERNATIONAL,
                                        INC.


                                        ____________________________
                                        Arthur L. Smith
                                        Chief Executive Officer